Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS THIRD QUARTER RESULTS
Net Income Increased to $1.8 million; Earnings per Share to $0.05
DALLAS, TEXAS (November 8, 2010) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended September 30, 2010. Revenues were $66.9 million, compared with $70.8 million for the third quarter 2009. Net income rose to $1.8 million for the quarter, after net-of-tax restructuring costs of $1.9 million. This compares with net income of $203,000 for the same period in 2009. Foreign currency fluctuations unfavorably impacted the company’s third quarter revenues by approximately $(800,000), but favorably impacted operating income and net income by approximately $300,000 and $400,000, respectively. Earnings per share (diluted) were $0.05 for the third quarter 2010, compared with earnings per share (diluted) of $0.01 for the prior year’s same quarter.
For the nine months ended September 30, 2010, Furmanite reported revenues of $210.9 million, compared with $203.5 million for the same period in 2009. Net income increased to $5.8 million, after $4.3 million of restructuring costs, net of tax, for the nine months ended September 30, 2010, compared with net income of $1.3 million for the same period in 2009. Revenues, operating income and net income were favorably affected by foreign currency fluctuations of approximately $2.2 million, $700,000 and $500,000, respectively. Earnings per share (diluted) were $0.16 for the nine months ended September 30, 2010, compared with $0.04 for the prior year’s same period.
“Furmanite is performing in line with our intentions, and we continue to meet our goals as planned. We are extremely pleased to be nearing the end of our announced restructuring efforts, with a significant portion of the remaining related costs absorbed in the third quarter. Excluding restructuring costs of $1.9 million for the quarter and $4.3 million year to date, our underlying financial results are beginning to reflect the positive impact of this action, with improvement of approximately $3.5 million and $8.7 million respectively at the net income level,” said Charles R. Cox, chairman and CEO of Furmanite Corporation. “The restructuring has improved our effectiveness, as well as our efficiency, and has helped us direct our attention more precisely on further performance improvement opportunities. Our highest priorities are customer service, culture change and responsible growth. Our entire organization is now fully focused on what we want our company to be and where we want it to go in the future.”
Joseph E. Milliron, president and chief operating officer of Furmanite Corporation, added, “We also know that Furmanite’s continuing improvement and results throughout this year are a direct reflection of our people. Their expertise and commitment to service are what make Furmanite the company the customer calls when the situation is urgent, the needs are complex and the timing is critical, just as we are for routine but essential services. Our people are the foundation of our performance and our success.”
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Revenues	$66,935	$70,757	$210,883	$203,515

Costs and expenses:
Operating costs	45,714	46,592	143,298	136,431
Depreciation and amortization expense	1,646	1,563	4,767	4,353
Selling, general and administrative expense	16,869	21,016	54,125	58,699

Total costs and expenses	64,229	69,171	202,190	199,483

Operating income	2,706	1,586	8,693	4,032

Interest income and other income (expense), net	438	191	534	410

Interest expense	(238)	(524)	(720)	(1,116)

Income before income taxes	2,906	1,253	8,507	3,326

Income tax expense	(1,095)	(1,050)	(2,745)	(2,012)

Net income	$1,811	$203	$5,762	$1,314 21,868

Earnings per common share — Basic	$0.05	$0.01	$0.16	$0.04

Earnings per common share — Diluted	$0.05	$0.01	$0.16	$0.04

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

Cash	$39,782	$36,117
Trade receivables, net	58,437	52,021
Inventories	25,997	26,827
Other current assets	5,903	9,085

Total current assets	130,119	124,050

Property and equipment, net	29,718	30,168
Other assets	21,282	20,771

Total assets	$181,119	$174,989

Total current liabilities	$43,781	$44,439
Total long-term debt	30,092	30,139
Other liabilities	14,787	15,081
Total stockholders’ equity	92,459	85,330

Total liabilities and stockholders’ equity	$181,119	$174,989

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	For the Nine Months Ended
	September 30,
	2010	2009

Net income	$5,762	$1,314

Depreciation, amortization and other non-cash items	5,683	4,746
Working capital changes	(3,483)	5,298

Net cash provided by operating activities	7,962	11,358

Capital expenditures	(4,484)	(5,446)
Payments on debt	(188)	(35,382)
Proceeds on issuance of debt	76	35,049
Debt issuance costs	—	(567)
Other, net	429	(348)
Effect of exchange rate changes on cash	(130)	753

Increase in cash and cash equivalents	3,665	5,417
Cash and cash equivalents at beginning of period	36,117	30,793

Cash and cash equivalents at end of period	$39,782	$36,210

4